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                     January 20, 2022

       Phil Lister
       Chief Financial Officer
       Huntsman CORP
       10003 Woodloch Forest Dr.
       The Woodlands, TX 77380

                                                        Re: Huntsman
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 12,
2021
                                                            File No. 333-85141
                                                            Huntsman
International LLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 12,
2021
                                                            File No. 001-32427

       Dear Mr. Lister:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences